Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, Chairman, President & CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION ANNOUNCES INTENTION TO VOLUNTARILY DELIST FROM NASDAQ

BILOXI, MS (November 30, 2017)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, announced today its voluntary decision to delist its common stock from the NASDAQ Capital Market (“NASDAQ”) with the intention of trading on the OTC Market Group’s OTCQX Best Market.

The company has notified NASDAQ of its intention to voluntarily delist and intends to file a Form 25 (Notification of Removal of Listing) with the Securities and Exchange Commission on December 11, 2017. The company expects the last trading day of its shares of common stock on NASDAQ will be on December 15, 2017. The company has applied to trade its common stock on the OTC Markets Group’s OTCQX Best Market and expects trading to begin on December 18, 2017.

“The decision by the board of directors to voluntarily delist our common stock from NASDAQ was based on reducing costs to the benefit of investors and the company,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and bank.

FIG Partners LLC, an investment banking and research boutique specializing in community banks, will serve as Peoples Financial Corporation’s OTCQX sponsor. Upon approval of Peoples Financial Corporation’s OTCQX application, FIG Partners LLC anticipates the common stock to trade under the same ticker symbol (OTCQX: PFBX).

The company’s financial statements will continue to be audited by an independent accounting firm and the company will continue to publish quarterly and annual financial information through press releases, postings on the OTCQX website (www.otcmarkets.com) and the company’s website (www.thepeoples.com). The company will continue to report detailed quarterly financial results to its primary federal regulator, which are publicly available on the FDIC’s website (www.fdic.gov).

Founded in 1896, with $657 million in assets as of September 30, 2017, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.